CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Schedule TO of our report dated September 15, 2005, relating to the financial statements of Hyperion Brookfield Income Fund, Inc. (formerly Hyperion Strategic Bond Fund, Inc.), which is incorporated by reference into such Schedule TO.

/s/ Holtz Rubenstein Reminick LLP

Holtz Rubenstein Reminick LLP
New York, New York
May 11, 2007